News Release For Immediate Release

Media Contact: Sylvia R. Tawse	Investor Contact: Terri MacInnis
for Organic to Go	Bibicoff & Associates Inc.
(303) 449-2108 ext. 11	(818) 379-8500
sylvia@freshideasgroup.com	terrimac@bibicoff.com

Organic To Go Achieves 25 Café Milestone
Expansion Fueled by New Institutional Equity Investment and Growing Consumer Appetite for Convenient, Organic Food

SEATTLE, Wash. —  (Oct. 15, 07) — Organic To Go (OTCBB: OTGO), the nation’s first fast casual café chain to be certified as an organic retailer, today announced it closed on $4.3 million of an anticipated $6 million financing with institutional investors, bringing the total equity investment in the Company in the last year to $23 million. The final closing is expected within five days. Posting 69 percent revenue growth for its second quarter over the prior year, this fast food revolutionary is out to finally make organic food both convenient and accessible during the work week when people are the most time-deprived.

Organic To Go also announced today it has entered into a purchase agreement to acquire three new San Diego cafés with two catering locations that generated more than $3 million in profitable revenue last year. With this latest acquisition, O To Go achieves a milestone of 25 cafés in four regions.

Organic To Go’s unique leadership position, at the intersection of convenient food service and certified organic, caught the attention of Boston-based and Morningstar 5-star rated Winslow Green Growth Fund, which is a lead investor in this latest round of financing.

“We believe that Organic To Go is in the right space at the right time, with an exceptional management team,” said Matthew W. Patsky, Portfolio Manager for the Winslow Green Growth Fund.

Leading the Organic To Go management team is Jason R. Brown, founder and CEO, who has successfully founded four companies prior to O To Go, all in the healthy living arena.

“There’s no slow down in the public’s interest in healthier food and more organic choices. This latest cash infusion into Organic To Go allows us to secure our footprint in the San Diego area and reach thousands of new consumers. For the remainder of this year we will attempt to strengthen our existing operations by continuing to reduce costs and improve profit margins. It is our goal to become EBITDA breakeven in Q1 ’08 and to post profits for the full year,” said Brown.

When the latest acquisition, with an established private food service chain in San Diego, closes, it will bring that region's total O to Go count to eight. Each new café is inside a premium office building where hungry executives and employees can eat from Organic To Go’s seasonal menu either in the café, desk side or in their board and conference rooms thanks to convenient delivery/corporate catering service. Nearby offices can also eat organically with Organic To Go meals and buffets delivered in the company’s Prius delivery vehicles and packaged in biodegradable to go containers.

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Brisk business at existing locations in Los Angeles and Seattle, is serving as a catalyst for O to Go to also expand in those markets. The Organic To Go Café in Century City Twin Towers in LA is doubling in square footage, enabling the addition of a 16 ft. salad bar and a private conference room. A new lease has been signed for an additional café in Bellevue, Wash. and new college campuses regularly join the Organic To Go bandwagon, as well, with branded grab-and-go kiosks.

Organic food in the U.S., growing at 22 percent in 2006 according to Organic Trade Association, is primarily purchased at grocery stores and in white tablecloth restaurants, leading some to view organic food as elitist. Jason Brown is creating a highly accessible concept by making organic more convenient for mainstream consumers in every day venues such as office buildings, universities and hospitals.

“We created Organic To Go to deliver delicious and normal American fare – always organic or natural – to people where they work and are on the run. Today we are feeding more than 7,500 people a day healthy breakfast or lunch and I couldn’t be more proud of our team members and the tremendous effort they have put forth,” said Brown.

About Organic To Go (OTCBB: OTGO),
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer. Organic To Go’s locations can be found in the heart of multi-tenant office towers, on corporate campuses, college campuses, in hospitals and at Los Angeles International Airport. The company’s multi-channel business model includes retail, delivery and wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible, and is always natural and created with care. For more information, visit www.organictogo.com.

Statement:
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

10/15/07